EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOME PROPERTIES REPORTS FIRST QUARTER 2007 RESULTS

FFO Per Share Exceeds Wall Street’s Mean Estimate by 6 Cents

ROCHESTER, NY, APRIL 26, 2007 – Home Properties (NYSE:HME) today released financial results for the first quarter ending March 31, 2007. All results are reported on a diluted basis.

“First quarter growth of 20.4% in Operating Funds From Operations per share, compared to the prior year period, was the largest increase of any quarter in the Company’s history,” said Home Properties President and CEO Edward J. Pettinella. “Core property net operating income growth of 11.7% was the highest first quarter growth in nine years and the third highest of any quarter in our history. These excellent results continue to reflect the success of our utility cost recovery programs as well as property operations in our repositioned geographic footprint.”

Earnings per share (“EPS”) for the quarter ended March 31, 2007 was $0.15, compared to $0.13 for the quarter ended March 31, 2006. The increase is primarily attributable to a strong net operating income (“NOI”) contribution from owned properties during the 2007 first quarter, partially offset by a non-cash charge of $1.9 million, or $0.06 per share, resulting from the previously announced write-off of the initial offering costs associated with the Series F Preferred shares, which were redeemed on March 26, 2007.

For the quarter ended March 31, 2007, Funds From Operations (“FFO”) was $34.4 million, or $0.73 per share, compared to $30.8 million, or $0.64 per share, for the quarter ended March 31, 2006. Excluding the effects of the charge related to the Series F Preferred Share redemption described above, Operating FFO was $36.3 million, or $0.77 per share for the quarter ended March 31, 2007. First quarter Operating FFO of $0.77 per share exceeded analysts’ mean estimate, as reported by Thomson, by $0.06 and equates to a 20.4% increase from the prior year. A reconciliation of GAAP net income to FFO is included in the financial data accompanying this news release.

First Quarter Operating Results

For the first quarter of 2007, same-property comparisons (for 113 “Core” properties containing 33,683 apartment units owned since January 1, 2006) reflected an increase in total revenues of 5.8% compared to the same quarter a year ago. Net operating income (“NOI”) increased by 11.7% from the first quarter of 2006. Property level operating expenses decreased by 0.8% for the quarter, primarily due to increases in water and sewer expense, personnel and snow removal costs, which were more than offset by a reduction in natural gas heating costs, repairs and maintenance, and property insurance.

Average physical occupancy for the Core properties was 94.4% during the first quarter of 2007, compared to 94.7% during the first quarter of 2006. Average monthly rental rates (including utility reimbursements) increased 6.2% compared to the year-ago period. The 6.2% increase in rental rates, partially offset by the 0.3% decrease in occupancy, produced 5.8% growth in both rental and total income.

On a sequential basis, compared to the 2006 fourth quarter results for the Core properties, total revenues were up 2.5% in the first quarter of 2007, expenses were up 7.2% and net operating income was down 0.5%. Average physical occupancy increased 0.1% to 94.4%, and average monthly rental rates (including utility reimbursements) were 2.6% higher. The sequential expense growth can be attributed to typical seasonality of higher natural gas heating and snow removal costs incurred in the first quarter, partially offset by lower maintenance costs.

Occupancies for the 4,477 apartment units acquired/developed between January 1, 2006 and March 31, 2007 (the “Recently Acquired Communities”) averaged 93.0% during the first quarter of 2007.

Acquisitions and Property Development

The Company previously announced the acquisition during the 2007 first quarter of three apartment communities: The Townhomes of Beverly (204 units) in Beverly, MA for $36.4 million; Jacob Ford Village (270 units) in Morristown, NJ for $25.4 million; and Fox Hall Apartments (720 units) in White Marsh, MD for $63.2 million.

The Company also previously announced the acquisition of two land parcels located in Silver Spring, MD and Alexandria, VA from a single seller for total consideration of $46.5 million.

Dispositions

There were no dispositions during the 2007 first quarter. Amounts included in discontinued operations are the residual settlement items associated with 2006 dispositions.

Capital Markets Activities

As of March 31, 2007, the Company’s ratio of debt-to-total market capitalization was 46.8% (based on the March 30, 2007 stock price of $52.81 to determine equity value), with $92.5 million outstanding balance on its $140 million revolving credit facility and $6.2 million of unrestricted cash on hand. Total debt of $2.2 billion was outstanding, at rates of interest averaging 5.6% and with staggered maturities averaging approximately seven years. Approximately 94.5% of total indebtedness is at fixed rates. Interest coverage averaged 2.3 times during the quarter; and the fixed charge ratio, which includes preferred dividends, averaged 2.2 times for the quarter.

The Company estimates its net asset value (“NAV”) per share at March 31, 2007 to be $66.51 based on capitalizing at 5.95% the total of the annualized and seasonally adjusted first quarter property net operating income, plus a 4% growth factor, minus a management fee. The Company believes the cap rate used reflects current market conditions.

During the first quarter of 2007, the Company repurchased 109,000 of its common shares for $6 million, or a weighted average price of $55.01 per share. As of March 31, 2007, the Company has Board authorization to buy back up to approximately 2.5 million additional shares of its common stock or Operating Partnership Units.

Outlook

For 2007, the Company has increased its prior guidance (based only on higher actual first quarter results compared to the original range of guidance) and now expects Operating FFO per share to be between $3.22 and $3.31 per share, which will produce Operating FFO per share growth of 4.9% to 7.8% when compared to 2006 results. This guidance range reflects management’s current assessment of economic and market conditions. The Series F Perpetual Preferred shares were redeemed at the end of the first quarter 2007 and the Company incurred a charge to FFO of $1.9 million for the original issuance costs, or $0.04 cents per share. This charge is reported in FFO per share results but has been excluded from Operating FFO.

The guidance for the balance of 2007 is reaffirmed without change, and the quarterly breakdown of both FFO and Operating FFO per share results is as follows: Second quarter $0.81 to $0.84; third quarter $0.84 to $0.87; fourth quarter $0.80 to $0.83.

Conference Call

The Company will conduct a conference call and simultaneous Webcast tomorrow at 11:00 AM Eastern Time to review and comment on the information reported in this release. To listen to the call, please dial 800-266-2145 (International 212-676-5362). A replay of the call will be available through May 4, 2007, by dialing 800-633-8284 or 402-977-9140 and entering 21319514. The Company Webcast, which includes a slide presentation, will be available, live at 11:00 AM and archived by 1:00 PM, through the “Investors” section of our Web site, homeproperties.com, on the Investor Relations home page.

The Company produces supplemental information that provides details regarding property operations, other income, acquisitions, sales, market geographic breakdown, debt and net asset value. The supplemental information is available via the Company’s Web site, e-mail or facsimile upon request.

This press release contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning and new development activities within anticipated budgets, the actual pace of future acquisitions and dispositions, and continued access to capital to fund growth.

Home Properties is a publicly traded apartment real estate investment trust that owns, operates, develops, acquires and rehabilitates apartment communities primarily in selected Northeast, Mid-Atlantic and Southeast Florida markets. Currently, Home Properties operates 129 communities containing 39,623 apartment units. Of these, 38,161 units in 126 communities are owned directly by the Company; 868 units are partially owned and managed by the Company as general partner, and 594 units are managed for other owners. For more information, visit Home Properties’ Web site at homeproperties.com.

Tables to follow.

                                 Avg. Physical
First Quarter Results:            Occupancy(a)      1Q 2007           1Q 2007 vs. 1Q 2006
-------------------------    -------------------    -------   --------------------------------------
                                                    Average
                                                    Monthly   % Rental   % Total   % Total
                                                      Rent/       Rate   Revenue   Expense     % NOI
                            1Q 2007     1Q 2006    Occ Unit     Growth    Growth    Growth    Growth
                            -------     -------    --------     ------    ------    ------    ------

Core Properties(b)           94.4%       94.7%      $1,088       2.8%      5.8%      -0.8%    11.7%

Acquisition Properties(c)    93.0%         NA       $1,130        NA        NA        NA        NA
                             ----        ----       ------       ----      ----      ----     -----
TOTAL PORTFOLIO              94.3%       94.7%      $1,092        NA        NA        NA        NA

(a)  Average physical  occupancy is defined as total possible rental income, net of vacancy expense, as a percentage of total possible rental income.  Total possible rental income is determined by valuing  occupied units at contract rates and vacant units at market rents.

(b)  Core Properties  includes 113 properties with 33,683  apartment units owned throughout 2006 and 2007.

(c)  Reflects  13  properties  with  4,477  apartment  units  acquired/developed subsequent to January 1, 2006.

                              HOME PROPERTIES, INC.
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
           (in thousands, except share and per share data - Unaudited)

                                                                          Three Months Ended
                                                                               March 31
                                                                               --------
                                                                         2007             2006
                                                                         ----             ----

Rental income                                                        $115,738         $102,102
Property other income                                                  10,786            6,079
Interest income                                                         1,207               91
Other income                                                              775              517
                                                                     --------         --------
  Total revenues                                                      128,506          108,789
                                                                     --------         --------

Operating and maintenance                                              55,862           51,804
General and administrative                                              5,518            5,039
Interest                                                               29,129           25,904
Depreciation and amortization                                          27,597           22,703
                                                                     --------         --------
  Total expenses                                                      118,106          105,450
                                                                     --------         --------

Income from operations                                                 10,400            3,339
Minority interest in Operating Partnership                             (2,070)            (692)
                                                                     --------         --------
Income from continuing operations                                       8,330            2,647
                                                                     --------         --------

Discontinued operations
  Income from operations, net of minority interest                         73            2,841
  Loss on disposition of property, net of minority Interest              (133)               -
                                                                     --------         --------
Discontinued operations                                                   (60)           2,841
                                                                     --------         --------
Net Income                                                              8,270            5,488

Preferred dividends                                                    (1,290)          (1,350)
Redemption of preferred stock                                          (1,902)               -
                                                                     --------         --------
Net income available to common shareholders                          $  5,078         $  4,138
                                                                     ========         ========

Reconciliation from net income available to common
  shareholders to Funds From Operations:
Net income available to common shareholders                          $  5,078         $  4,138
Real property depreciation and amortization                            27,075           24,498
Minority Interest                                                       2,070              692
Minority Interest - income from discontinued operations                    30            1,515
Loss on disposition of discontinued operations                            133                -
                                                                     --------         --------
FFO - basic (1)                                                      $ 34,386         $ 30,843
                                                                     ========         ========

(1)  Pursuant to the revised  definition of Funds From Operations adopted by the
     Board of Governors of the National  Association  of Real Estate  Investment
     Trusts  ("NAREIT"),  FFO is defined as net income  (computed in  accordance with  accounting  principles  generally  accepted  in the United  States of
     America  ("GAAP"))  excluding gains or losses from disposition of property, minority  interest  and  extraordinary  items plus  depreciation  from real property.  Because of the limitations of the FFO definition as published by
     NAREIT as set forth above, the Company has made certain  interpretations in
     applying  the  definition.   The  Company   believes  all  adjustments  not
     specifically  provided  for  are  consistent  with  the  definition.  Other similarly titled measures may not be calculated in the same manner.

                              HOME PROPERTIES, INC.
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
           (in thousands, except share and per share data - Unaudited)

                                                                        Three Months Ended
                                                                             March 31
                                                                             --------
                                                                       2007             2006
                                                                       ----             ----

FFO - basic                                                        $ 34,386         $ 30,843
Preferred dividends - convertible preferred stock (2)                     -                -
                                                                   --------         --------
   FFO - diluted                                                   $ 34,386         $ 30,843
                                                                   ========         ========

FFO - basic                                                        $ 34,386         $ 30,843
Preferred dividends - convertible preferred stock                         -                -
Redemption of Series F Preferred stock                                1,902                -
                                                                   --------         --------
   FFO - operating (4)                                             $ 36,288         $ 30,843
                                                                   ========         ========

FFO - basic                                                        $ 34,386         $ 30,843
Preferred dividends - convertible preferred stock                         -                -
Recurring non-revenue generating capital expenses                    (7,073)          (5,701)
                                                                   --------         --------
   AFFO (5)                                                        $ 27,313         $ 25,142
                                                                   ========         ========

FFO - operating                                                    $ 36,288         $ 30,843
Recurring non-revenue generating capital expenses                    (7,073)          (5,701)
                                                                   --------         --------
   AFFO - operating                                                $ 29,215         $ 25,142
                                                                   ========         ========

Weighted average shares/units outstanding:
   Shares - basic                                                  33,199.3         31,250.0
   Shares - diluted                                                33,973.3         31,810.3

   Shares/units - basic (3)                                        46,582.5         47,912.2
   Shares/units - diluted (3)                                      47,356.5         48,472.5
Per share/unit:
   Net income - basic                                                $0.15           $0.13
   Net income - diluted                                              $0.15           $0.13

   FFO - basic                                                       $0.74           $0.64
   FFO - diluted                                                     $0.73           $0.64
   Operating FFO - diluted, before real estate impairments (4)       $0.77           $0.64

   AFFO (5)                                                          $0.58           $0.52
   Operating AFFO - before real estate impairments (4) (5)           $0.62           $0.52
   Common Dividend paid                                              $0.65           $0.64

(2)  There was no convertible  preferred  stock  outstanding  during the periods presented.

(3)  Basic includes common stock outstanding plus operating partnership units in
     Home Properties,  L.P., which can be converted into shares of common stock.
     Diluted includes additional common stock equivalents.

(4)  Operating  FFO is defined as FFO as  computed  in  accordance  with  NAREIT definition,  adjusted for the addback of real estate impairment charges and preferred  stock  redemption  costs.  This is  presented  for a  consistent comparison of how NAREIT defined FFO in 2003.

(5)  Adjusted  Funds From  Operations  ("AFFO")  is defined as gross FFO less an
     annual   reserve  for   anticipated   recurring,   non-revenue   generating
     capitalized  costs of $760 and $525 per  apartment  unit in 2007 and  2006, respectively.  The  resulting  sum  is  divided  by  the  weighted  average shares/units on a diluted basis to arrive at AFFO per share/unit.

                              HOME PROPERTIES, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEETS
           (in thousands, except share and per share data - Unaudited)

                                             March 31, 2007    December 31, 2006
                                             --------------    -----------------
Land                                             $  516,201           $  493,017
Construction in progress, including land             48,334                1,409
Buildings, improvements and equipment             3,082,050            2,957,336
                                                 ----------           ----------
                                                  3,646,585            3,451,762
Accumulated depreciation                           (476,850)            (450,129)
                                                 ----------           ----------
Real estate, net                                  3,169,735            3,001,633

Cash and cash equivalents                             6,191              118,212
Cash in escrows                                      32,480               74,069
Accounts receivable                                  11,391                9,287
Prepaid expenses                                     14,108               15,059
Deferred charges                                     13,020               13,619
Other assets                                          7,298                8,539
                                                 ----------           ----------

Total assets                                     $3,254,223           $3,240,418
                                                 ==========           ==========

Mortgage notes payable                           $1,897,283           $1,924,313
Exchangeable senior notes                           200,000              200,000
Line of credit                                       92,500                    -
Accounts payable                                     18,990               20,797
Accrued interest payable                             12,664               10,473
Accrued expenses and other liabilities               23,361               24,697
Security deposits                                    22,981               21,979
                                                 ----------           ----------

Total liabilities                                 2,267,779            2,202,259

Minority interest                                   288,770              282,542
Stockholders' equity                                697,674              755,617
                                                 ----------           ----------

Total liabilities and stockholders' equity       $3,254,223           $3,240,418
                                                 ==========           ==========

Total shares/units outstanding:
Common stock                                       33,198.6             33,103.2
Operating partnership units                        13,588.4             13,290.4
                                                   --------             --------
                                                   46,787.0             46,393.6
                                                   ========             ========

_________________

For further information:

David P. Gardner, Executive Vice President and Chief Financial Officer, (585) 246-4113
Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237